SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) November 28, 2001

                              SITI-Sites.com, Inc.
             (Exact name of registrant as specified in its charter)

Delaware                            0-15596                  75-1940923
(State or other jurisdiction of     (Commission              IRS Employer
incorporation or organization)      File Number)             Identification No.)

               594 Broadway, Suite 1001, New York, New York 10012
                    (Address of principal executive offices)

Registrant's telephone number, including area code (212) 925-1181

          (Former name or former address, if changed since last report)
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Item 2. Acquisition or Disposition of Assets.

Siti-Sites.com, Inc., a Delaware corporation, and its various divisions (referred to collectively as "SITI" or the "Company") have been operating as an Internet media company with three websites for the marketing of news and services. The Company's websites relate entirely to the music industry. SITI has lost money continuously since its inception in 1999. Following conclusion of the second fiscal quarter ended September 30, 2001, management who are its primary investors, intended to continue operations by investing approximately $600,000 in further equity capital in the Company. But on November 13, 2001 they determined that such limited funding would not accomplish a meaningful result for the investors or the Company, and terminated discussions of such financing plan. The Company has since been liquidating in an orderly manner.

Recent Events

Liquidation The previously announced liquidation of the Company's assets is being brought to conclusion in December, 2001. The Company's only substantial liability, consisting of the remaining nine months on its lease for office premises at 594 Broadway in New York City, has been amicably settled, and terminated as of December 31, 2001. Concurrently office furniture and unnecessary computers are being sold off expeditiously, and all employees were terminated in November. A team of two software consultants is being paid in December and thereafter week to week, to complete the Company's Artist Promotion System. Attempts will then be made to license portions thereof, working with a marketing consultant. All three consultants have worked for the Company during previous months, and will be helpful in enabling the Company to realize any near-term value in such system. As a result of the termination of all operating employees, President Robert Ingenito and Executive Vice-President John Iannitto have determined to resign to pursue their other business interests, but Mr. Ingenito remains a director of the Company. Mr. Ingenito has purchased excess computer and copying equipment from the Company for approximately $8,700, at prices which were no less than could be obtained by the Company on an arms-length basis from third parties.

Financing The Company required a small financing to complete its employee terminations, asset liquidation and provide for ongoing corporate expenses. Major investors in the Company have provided $110,000 in equity funds, purchasing 4,400,000 shares of common stock at $.025 per share, which closed as of December 7, 2001.

The Company's stock was recently trading at $.03 per share with nominal volume, during the seven-day offer/closing period. The shares sold to major investors were not registered under the Securities Act of 1933, were purchased for investment and are not readily marketable, generally resulting in discounts of up to 50% in purchase value. There was also substantial business risk to the purchasers because the Company has no continuing operations and is being liquidated.

The participating investors were Lawrence M. Powers, Robert Ingenito, John DiNozzi, John Iannitto, Steven E. Gross and Colvil Investments, in varying amounts parallel to their respective option holdings. Each purchasing investor was further required to surrender all of his outstanding options to purchase common stock of the Company, acquired on making each previous investment. These consisted of options for a total of 4,400,000 shares, previously exercisable at prices ranging from $.15 to $2.50 per share, and expiring between 2003 and 2006. All of such options are now cancelled and terminated, reducing all outstanding stock options by over 90%. This surrender and cancellation was intended to make future merger, sale or other business possibilities for the Company easier to achieve.

The Company will now seek merger or sale possibilities with operating businesses who perceive value in its publicly traded corporate shell with 5,400 shareholders. The Company has now been audited for the past four fiscal years, and has neither debt, nor material expenses or ongoing liabilities, except as required to preserve the corporate entity and make necessary SEC filings. There are approximately 20,000,000 shares of common stock now outstanding as a result of the recent financing described above.

The Company has options, previously held by employees in 1998 (before current major investors purchased control), which still remain outstanding, for the purchase of 415,577 shares, exercisable at prices ranging from $.35 to $2.15 per share, expiring between 2004 and 2006.

Item 7. Exhibits

Exhibit No.       Description
-----------       -----------

10.1              Stock Purchase Offer to Major Investors, November 28, 2001

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:   December 10, 2001

                                        SITI-Sites.com, Inc.


                                        By  /s/ Lawrence M. Powers
                                          --------------------------------------
                                          Lawrence M. Powers
                                          Chief Executive Officer and
                                          Chairman of the Board of Directors